Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Hilcorp’s Revised 2018 Capital Expenditures Plan

FORT WORTH, Texas, September 20, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that Hilcorp San Juan L.P. (“Hilcorp”) has provided the Trust with its Revised 2018 Capital Expenditures Plan (“Revised Plan”).

Hilcorp’s original 2018 capital expenditures plan delivered to the Trust in February 2018 reported estimated capital expenditures of $547,800 for the Trust’s subject interests, which included two facility projects and seven well recompletions. The Revised Plan of $3,924,500 for the subject interests includes two facility projects (unchanged) and seventeen well recompletions.

The majority of the recompletions are occurring in the San Juan 29-5 unit. Based on the Revised Plan, total planned capital expenditures for the Trust’s fourth quarter of 2018 are estimated at $662,000. Hilcorp advised the trust that actual costs could be higher or lower, however, it believes that all major projects have been identified and included in the Revised Plan.

A senior representative from Hilcorp has informed the Trust that “The growth in production and increase in investment activity is due to Hilcorp finding high quality projects to pursue, even after the beginning of the year budget estimates were provided. These projects were not identified by the previous operator. As Hilcorp discovers these projects, we react quickly to implement them to maximize asset value.”

Hilcorp has further advised the Trust that all capital investment decisions are made under the current commodity price landscape, with further downside price scenarios tested. Hilcorp has informed the Trust that it believes that the recompletion program underway in the San Juan basin is highly economic, even at depressed pricing levels. The increased production volumes reported in September 2018 are due to increased capital and expense spending for recompletions. Hilcorp has further informed the Trust that it believes that it continues to find high quality downhole and surface facility optimizations to invest in.

As previously announced on September 18, 2018, Hilcorp’s increased capital expenditures resulted in excess production costs. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Hilcorp will charge the September 2018 excess production costs of $105,585 to the Trust in the October 2018 reporting period.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553